Exhibit 99.1

VIVUS, Inc.	Investor Relations: The Trout Group
Dana B. Shinbaum	Brian Korb
Corporate Development &	Senior Vice President
Investor Relations	bkorb@troutgroup.com
shinbaum@vivus.com	646-378-2923
650-934-5200

VIVUS ANNOUNCES ACQUISITION OF TOPIRAMATE-RELATED PATENTS
FROM JANSSEN PHARMACEUTICALS

MOUNTAIN VIEW, Calif., August 25, 2014 — VIVUS, Inc. (NASDAQ: VVUS) today announced the acquisition of a group of patents from Janssen Pharmaceuticals, Inc. covering uses of topiramate as monotherapy and in combination with other pharmaceutical agents to treat a variety of medical conditions.

Janssen has agreed to dismiss the lawsuit it brought against VIVUS on August 22, 2014 in the U.S. District Court for the District of Delaware (Case No. 1:14-cv-01088 UNA).

The patents acquired by VIVUS — including U.S. 6,071,537 (Shank), U.S. 6,362,220 (Cottrell) and others — are directed to methods of using topiramate to treat obesity, lower blood pressure and lipid parameters, and reduce blood glucose. VIVUS also assumed all rights under Janssen’s license for U.S. 6,323,236 (McElroy), owned by the University of Cincinnati, and will be responsible for all future financial obligations under that license. The McElroy patent is directed to methods of using topiramate to treat impulse control disorders.

VIVUS will pay a one-time upfront fee and a royalty to Janssen on Qsymia product sales for an assignment of these topiramate-related patents owned by Janssen. VIVUS has an option to buy out the royalty for a predetermined amount.

About Qsymia

Qsymia® is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2013 as filed on February 28, 2014 and as amended by the Form 10-K/A filed on April 30, 2014, and periodic reports filed with the Securities and Exchange Commission.